As filed with the Securities and Exchange Commission on November 18, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
HALOZYME THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	88-0488686
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

12390 El Camino Real	92130
San Diego	(Zip Code)
California
(Address of principal executive offices)
Elektrofi, Inc. 2015 Equity Incentive Plan
(Full Title of the Plan)
Mark Snyder
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
12390 El Camino Real
San Diego, CA 92130
(Name and Address of Agent For Service)

(858) 794-8889
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

HALOZYME THERAPEUTICS, INC.
REGISTRATION STATEMENT ON FORM S-8

Halozyme Therapeutics, Inc. (the “Company” or the “Registrant”) is filing this Registration Statement on Form S-8 relating to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued upon exercise of options outstanding under the Elektrofi, Inc. Equity Incentive Plan, as amended (the “Elektrofi Plan”).

On September 30, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Elektrofi, Inc., a Delaware corporation (“Elektrofi”), Erraid Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Halozyme (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Securityholders’ Representative”), solely in its capacity as the Securityholders’ Representative, pursuant to which Merger Sub will be merged with and into Elektrofi (the “Merger”), with Elektrofi surviving as a wholly-owned subsidiary of Halozyme. On November 18, 2025, the Company completed the acquisition of Elektrofi pursuant to the Merger Agreement.

In connection with and upon the consummation of the transactions contemplated by the Merger Agreement and in accordance with the Merger Agreement, the Elektrofi Plan was assumed by the Registrant. This Registration Statement is being filed by the Company to register 219,336 shares of Common Stock which may be issuable pursuant to outstanding stock options granted under the Elektrofi Plan, which were assumed by the Company

PART I

SECTION 10(a) PROSPECTUS
Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The document(s) containing the information specified in this Part I, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Corporate Secretary, 12390 El Camino Real, San Diego, California, 92130 (858) 794-8889
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with Commission rules:

●	The Registrant’s Annual Report on Form 10-K filed with the Commission on February 18, 2025;
●
The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year from the Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 18, 2025;

●	The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 6, 2025, August 5, 2025 and November 3, 2025;
●
The Registrant’s Current Reports on Form 8-K filed* with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above, including on January 8, 2025, February 13, 2025, February 18, 2025, March 21, 2025, May 2, 2025, May 6, 2025, August 5, 2025, October 1, 2025, October 3, 2025, October 6, 2025, October 14, 2025, November 3, 2025, November 5, 2025, November 7, 2025 and November 12, 2025 (excluding the portion furnished under Item 7.01 and 9.01); and

●
The description of the Registrant’s Securities filed as Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 18, 2025, together with any amendment or report filed with the Commission for the purpose of updating such description.

*Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
None.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.
As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors and officers for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or, or (4) for any transaction from which the director or officer derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that (1) it is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the Registrant is required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (4) the rights conferred in the Registrant’s bylaws are not exclusive.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or agents where indemnification by the Registrant will be required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.
The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant’s officers and directors are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Halozyme Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 26, 2024).
3.2	The Company’s Bylaws, as amended (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 10, 2021).
5.1*	Legal Opinion of Weil, Gotshal & Manges LLP.
10.1*	Elektrofi, Inc. 2015 Equity Incentive Plan
23.1*	Consent of Independent Registered Accounting Firm
23.2*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Tables.

*	Filed herewith

Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof..
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(C ) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on this 18th day of November, 2025

HALOZYME THERAPEUTICS, INC.
By:	/s/ Helen I. Torley, M.B. Ch.B., M.R.C.P.
Helen I. Torley, M.B. Ch.B., M.R.C.P.
President and Chief Executive Officer
POWER OF ATTORNEY
Know all persons by these presents, that each person whose signature appears below constitutes and appoints Helen I. Torley and Mark Snyder and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
  Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Helen I. Torley, M.B. Ch.B., M.R.C.P. Helen I. Torley, M.B. Ch.B., M.R.C.P.	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 18, 2025

/s/ Nicole LaBrosse Nicole LaBrosse	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2025

/s/ Jeffrey W. Henderson Jeffrey W. Henderson	Chair of the Board of Directors	November 18, 2025

/s/ Bernadette Connaughton Bernadette Connaughton	Director	November 18, 2025

/s/ Barbara Duncan Barbara Duncan	Director	November 18, 2025

/s/ Mahesh Krishnan, M.D. Mahesh Krishnan, M.D.	Director	November 18, 2025

/s/ Matthew L. Posard Matthew L. Posard	Director	November 18, 2025

/s/ Moni Miyashita Moni Miyashita	Director	November 18, 2025